Exhibit 10.2

MTR Gaming Group, Inc.
2010 Long-Term Incentive Plan

Form of Restricted Stock Unit Award Agreement

MTR Gaming Group, Inc.
2010 Long-Term Incentive Plan
Restricted Stock Unit Award Agreement

THIS AGREEMENT, effective as of the Date of Grant set forth below, represents a grant of Restricted Stock Units (“RSUs”) by MTR Gaming Group, Inc., a Delaware corporation, (the “Company”), to the Participant named below, pursuant to the provisions of the MTR Gaming Group, Inc. 2010 Long-Term Incentive Plan (the “Plan”).

You have been selected to receive a grant of RSUs pursuant to the Plan, as specified below.

The Plan provides a description of the terms and conditions governing the RSUs. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement. All capitalized terms used herein shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.

The parties hereto agree as follows:

Participant:

Date of Grant:

Number of RSUs Granted:

Vesting Date:

1. Service with the Company. Except as may otherwise be provided in Sections 6, 7, and 8, the RSUs granted hereunder are granted on the condition that the Participant continues to provide Service to the Company or its Subsidiaries from the Date of Grant through (and including) the Vesting Date, as set forth above (referred to herein as the “Vesting Period”).

This grant of RSUs shall not confer any right to the Participant (or any other Participant) to be granted in the future RSUs or other Awards under the Plan.

2. Vesting. Except as hereinafter provided, the RSUs shall vest           percent (   %) on the        anniversary of the Date of Grant, provided the Participant has continued his Service with the Company or its Subsidiaries through such Vesting Date.

3. Timing of Payout. Payout of all vested RSUs shall occur as soon as administratively feasible following the Vesting Date, but in no event later than sixty (60) days after such Vesting Date.  Payment with respect to vested RSUs is subject to tax withholding as provided in Section 13 below.

4. Form of Payout. Vested RSUs will be paid out solely in the form of shares of Common Stock of the Company.

5. No Dividend and Voting Rights. During the Vesting Period and pending the vesting and payout of any RSUs under Sections 2 and 3 above, Participant shall not be entitled to dividend or dividend equivalent rights and further, the Participant shall not have voting rights with respect to the RSUs.

6. Termination of Service by Death or Disability. In the event the Service of the Participant is terminated by reason of death or Disability (as defined below), all RSUs held by the Participant at the date of termination and still subject to the Vesting Period shall immediately become fully vested as of the date of termination and shall be paid as soon as administratively feasible in accordance with Section 3 herein.  For purposes hereof, “Disability” shall mean that the Participant  is considered “disabled” within the meaning of Section 409A(a)(2)(C) of the Code and the regulations thereunder.

7. Termination of Service for Other Reasons. If the Service of the Participant with the Company or its Subsidiaries shall terminate for any reason other than the reasons set forth in Section 6, all RSUs held by the Participant at the date of termination and still subject to the Vesting Period shall be forfeited. All vested RSUs held by the Participant at the date of termination shall be paid as soon as administratively feasible in accordance with Section 3 herein to the extent not previously paid.

8. Change in Control. Notwithstanding anything to the contrary in this Agreement, in the event of a Change in Control of the Company during the Vesting Period and prior to the Participant’s termination of Service with the Company or its Subsidiaries, the Vesting Period imposed on the RSUs shall immediately lapse, with all such RSUs vesting subject to applicable federal and state securities laws. Notwithstanding anything to the contrary in this Agreement, payout of all vested RSUs shall occur on the effective date of the Change in Control in accordance with Section 13.1 of the Plan.

9. Restrictions on Transfer. RSUs granted pursuant to this Agreement may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (a “Transfer”), other than by will or by the laws of descent and distribution, except as provided in the Plan. If any Transfer, whether voluntary or involuntary, of RSUs is made, or if any attachment, execution, garnishment, or lien shall be issued against or placed upon the RSUs, the Participant’s right to such RSUs shall be immediately forfeited by the Participant to the Company, and this Agreement shall lapse.

10. Adjustments. The RSUs granted hereunder shall be subject to the provisions of Section 4.3 of the Plan relating to adjustments for recapitalizations, reclassifications and other changes in the Company’s corporate structure.

11. Beneficiary Designation. The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Director of Human Resources of the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

12. Continuation of Service. This Agreement shall not confer upon the Participant any right to continue Service with the Company or its Subsidiaries, nor shall this Agreement interfere in any way with the Company’s or Subsidiaries’ right to terminate the Participant’s Service. The Participant’s Service shall continue to be on an “at-will” basis.

13. Rights as a Stockholder. The Participant shall have no rights as a stockholder of the Company with respect to the shares subject to this Agreement until such time as the shares have been issued and delivered to him.

14. Tax Withholding.  The Company’s obligation to payout RSUs under this Agreement is subject to withholding of all federal, state and local taxes (including the Participant’s FICA obligation), domestic or foreign. The Company shall have the power and the right to deduct or withhold (including, without limitation, by reduction of the number of shares of Common Stock subject to the RSUs), or require the Participant to remit to the Company, an amount sufficient to satisfy such taxes required by law to be withheld with respect to any payout to the Participant under this Agreement.  The Participant may elect, subject to any procedural rules adopted by the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold shares of Common Stock having an aggregate Fair Market Value on the date the tax is to be determined, equal to the amount required to be withheld.

15. Miscellaneous.

(a)                                                  This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. The Committee shall have the right to impose such restrictions on any shares acquired pursuant to this Agreement, as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such shares. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant.

(b)                                                  The Participant agrees to take all steps necessary to comply with all applicable provisions of federal and state securities laws in exercising his rights under this Agreement.

(c)                                                   This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(d)                                                  All obligations of the Company under the Plan and this Agreement, with respect to the RSUs, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(e)                                                   To the extent any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

(f)                                                    To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

(g)                                                   The Award is intended to satisfy the requirements of Section 409A of the Code with respect to amounts subject thereto and shall be interpreted and construed in a manner consistent with that intent. The Award shall be subject to Section 15.7 of the Plan with regard to compliance with Section 409A of the Code.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the Date of Grant.

MTR Gaming Group, Inc.

By:

ATTEST:

Participant